Exhibit 99.1

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of March 31, 2021 and December 31, 2020

(In thousands, except per share data)

	As of
	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,171	$18,098
Restricted cash, current	—	1,368
Accounts receivable, net	14,610	13,817
Deferred sales commissions, current	1,554	1,521
Prepaid expenses and other current assets	3,414	2,880

Total Current Assets	33,749	37,684
Property and equipment, net	3,280	3,505
Goodwill	47,481	47,481
Intangible assets, net	23,539	18,688
Operating lease right-of-use assets	6,119	3,858
Deposits and other	4,173	2,334
Deferred sales commissions, net of current	3,422	3,208
Restricted cash, net of current	100	100

Total Assets	$121,863	$116,858

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,139	$3,521
Accrued expenses	15,589	11,667
Deferred revenue, current	975	1,140
Term loan, current	1,800	1,440
Operating lease liabilities, current	1,669	1,353
Finance lease liabilities, current	256	392

Total current liabilities	27,428	19,513
Long term liabilities:
Line of credit	4,672	4,672
Deferred revenue, net of current	194	237
Term loan, net of current	53,920	54,604
Operating lease liabilities, net of current	4,985	3,088
Finance lease liabilities, net of current	31	38
Deferred tax liability, net	116	193
Other long-term liabilities	373	372

Total liabilities	91,719	82,717

Commitments and contingencies (Note 9 and 21)
Stockholders’ equity:
Common stock, $0.01 par value per share; 1 shares authorized as of March 31, 2021 and December 31, 2020; 1 shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	59,314	59,175
Accumulated other comprehensive loss	(167)	(206)
Accumulated deficit	(29,003)	(24,828)

Total stockholders’ equity	30,144	34,141

Total liabilities & stockholders’ equity	$121,863	$116,858

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

For the Three Months Ended March 31, 2021 and 2020

(Unaudited) (In thousands, except per share data)

	For the three months ended March 31,
	2021	2020
Revenue	$27,945	$26,519
Cost of revenue	11,180	9,972

Gross profit	16,765	16,547
Operating expenses
Sales and marketing expense	8,908	8,119
General and administrative expense	4,880	3,066
Research and development expense	6,180	4,738

Total operating expenses	19,968	15,923

Income (loss) from operations	(3,203)	624
Interest expense	944	984
Other expense (income), net	(7)	132

Total other expense, net	937	1,116
Pre-tax income loss	(4,140)	(492)
Provision for income taxes	35	61

Net loss	$(4,175)	$(553)

Comprehensive loss:
Net loss	(4,175)	(553)
Other comprehensive income (loss)	39	(105)

Comprehensive loss	(4,136)	(658)

Net loss per share—basic and diluted	$(4,175)	$(553)
Weighted average shares outstanding—basic and diluted	1	1

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Three Months Ended March 31, 2021 and 2020

(Unaudited) (In thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2019	1	$—	$58,619	$(218)	$(20,183)	$38,218
Foreign currency translation adjustment				(105)		(105)
Stock-based compensation			157			157
Net loss					(553)	(553)

Balance at March 31, 2020	1	$—	$58,776	$(323)	$(20,736)	$37,717

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2020	1	$—	$59,175	$(206)	$(24,828)	$34,141
Foreign currency translation adjustment				39		39
Stock-based compensation			139			139
Net loss					(4,175)	(4,175)

Balance at March 31, 2021	1	$—	$59,314	$(167)	$(29,003)	$30,144

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2021 and 2020

(Unaudited) (In thousands)

	For the three months ended March 31,
	2021	2020
Operating activities:
Net loss	$(4,175)	$(553)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	475	468
Amortization of identified intangible assets	1,129	1,047
Amortization of deferred loan origination costs	36	35
Amortization of deferred sales commissions	397	265
Non-cash lease expense	377	390
Stock compensation expense	139	157
Bad debt expense	43	622
Deferred income tax benefit	(77)	(70)
Changes in assets and liabilities
Accounts receivable	(139)	62
Other assets	(2,296)	(684)
Deferred sales commissions	(643)	(258)
Accounts payable	3,178	236
Accrued expenses	(2,979)	(1,215)
Deferred revenue	(209)	247
Operating lease liabilities	(347)	(310)
Other long-term liabilities	—	(24)

Net cash provided by (used in) operating activities	(5,091)	415
Investing activities:
Purchases of property and equipment	(190)	(206)
Acquisition of businesses, net of cash acquired	—	(6)
Asset acquisition	1,326	—

Net cash provided by (used in) investing activities	1,136	(212)
Financing activities:
Repayment on loan payable	(1,176)	(288)
Proceeds from drawdown on line of credit	—	4,672
Repayment on finance lease obligations	(143)	(194)

Net cash provided by (used in) financing activities	(1,319)	4,190

Effect of foreign currency translation	(21)	(96)
Net increase (decrease) in cash, cash equivalents and restricted cash	(5,295)	4,297
Cash, cash equivalents, and restricted cash beginning of period	19,566	16,513

Cash, cash equivalents, and restricted cash end of period	$14,271	$20,810

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

For the Three Months Ended March 31, 2021 and 2020

(Unaudited) (In thousands)

	For the three months ended March 31,
	2021	2020
Supplemental disclosure of cash flow information:
Interest paid	$897	$968
Income taxes paid	29	33
Supplemental schedule of noncash investing activities:
Additional right-of-use assets	$2,637	$—
Contingent consideration in asset acquisition	5,969	—

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets (in thousands):

	As of March 31,
	2021	2020
Cash and cash equivalents	$14,171	$19,199
Restricted cash, current	—	1,515
Restricted cash, net of current	100	96

Total cash, cash equivalents and restricted cash	$14,271	$20,810

The accompanying notes are an integral part of these consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

1.	Organization

LiveVox, Inc. was first incorporated in Delaware in 1998 under the name “Tools for Health” and in 2005 changed its name to “LiveVox, Inc.” LiveVox Holdings, Inc. (together with its subsidiaries, the “Company,” “LiveVox,” “we,” “us” or “our”) is a Delaware corporation formed on February 25, 2014, for the purpose of acquiring LiveVox, Inc. The Company is wholly owned by LiveVox TopCo, LLC, which is majority owned by funds affiliated with Golden Gate Capital, a major US private equity firm. On March 21, 2014, LiveVox, Inc. and its subsidiaries were acquired (the “Acquisition”) by the Company. LiveVox, Inc. is a Delaware corporation with its principal United States operations located in San Francisco, California; New York City, New York; Columbus, Ohio and Atlanta, Georgia. LiveVox, Inc. has four main operating subsidiaries: LiveVox Colombia SAS which is wholly owned with an office located in Medellin, Colombia, LiveVox Private Solutions, LTD with an office located in Bangalore, India, Speech IQ, LLC located in Columbus, Ohio, and Engage Holdings, LLC (d/b/a “BusinessPhone.com”) located in Columbus, Ohio. Additionally, LiveVox, Inc. has a wholly owned subsidiary, LiveVox International, Inc. that is incorporated in Delaware. LiveVox, Inc. and LiveVox International, Inc. own 99.99% and 0.01%, respectively, of LiveVox Private Solutions, LTD.

LiveVox is engaged in the business of developing and marketing a cloud-hosted Contact Center as a Service (“CCaaS”) customer engagement platform that leverages microservice technology to rapidly innovate and scale digital engagement functionality that also incorporates the capabilities of fully integrated multichannel enabled Customer Relationship Management and Workforce Optimization applications. LiveVox’s customers are located primarily in the United States. LiveVox’s services are used to initiate and manage customer contact campaigns primarily for companies in the accounts receivable management, tele- sales and customer care industries.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations or if they substantially duplicate the disclosures contained in the Company’s annual audited consolidated financial statements. Therefore, these unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2020. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. All intercompany transactions and balances have been eliminated in consolidation. Results of operations for the three months ended March 31, 2021 and 2020 are not necessarily indicative of the results to be expected for the full annual periods.

b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

results could differ from those estimates, and such differences could be material to the Company’s consolidated financial position and results of operations, requiring adjustment to these balances in future periods. Significant items subject to such estimates and assumptions include, but are not limited to, the determination of the useful lives of long-lived assets, allowances for doubtful accounts, fair value of goodwill and long-lived assets, fair value of incentive awards, establishing standalone selling price, valuation of deferred tax assets, income tax uncertainties and other contingencies, including the Company’s ability to exercise its right to repurchase incentive options from terminated employees.

c)	Segment Information

The Company has determined that its Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of assessing performance and making decisions on how to allocate resources. Accordingly, the Company has determined that it operates in a single reportable segment.

d)	Foreign Currency Translation

The financial position and results of the Company’s international subsidiaries are measured using the local currency as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of stockholders’ equity (accumulated other comprehensive loss), unless there is a sale or complete liquidation of the underlying foreign investments, or the adjustment is inconsequential.

e)	Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, cash equivalents and accounts receivable approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and finance lease obligations approximates fair value. The Company’s Value Creation Incentive Plan (“VCIP”) and the Option-based Incentive Plan (“OBIP”) accrued liability for awards deemed probable of repurchase is measured at fair value on a recurring basis and is classified as Level 3 within the fair value hierarchy. The Company’s asset acquisition contingent consideration liability is classified as Level 3 within the fair value hierarchy for which fair value is measured on the acquisition date using Monte Carlo simulation based on various inputs, including projected revenue during the earn-out period, revenue volatility, and discount rate.

f)	Liquidity and Capital Resources

LiveVox’s consolidated financial statements have been prepared assuming the Company will continue as a going concern for twelve (12) months from the date of issuance of the consolidated financial statements, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company’s main sources of liquidity were cash generated by operating cash flows and debt. For the three months ended March 31, 2021 and 2020, the Company’s cash flow from operations was $(5.1) million and $0.4 million, respectively. The change in cash during the three months ended March 31, 2021 and 2020 was $(5.3) million and $4.3 million, respectively. The Company had $0.1 million in restricted cash as of March 31, 2021 related to the holdback amount for one acquisition the Company made in 2019, and $1.5 million as of December 31, 2020 related to the holdback amount for the two acquisitions the Company made in 2019, included in the change in cash. The Company’s primary use of cash is for operation and administrative activities

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

including employee related expenses, and general, operating and overhead expenses. Future capital requirements will depend on many factors, including the Company’s customer growth rate, customer retention, timing and extent of development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced services offerings, the continuing market acceptance of the Company’s services, effective integration of acquisition activities, and maintaining the Company’s bank credit facility. On March 17, 2020, as a precautionary measure to ensure financial flexibility and maintain liquidity in response to the COVID-19 pandemic, LiveVox drew down approximately $4.7 million under the revolving portion of the Amended Credit Facility (as defined below). Additionally, the duration and extent of the impact from the COVID-19 pandemic continues to depend on future developments that cannot be accurately predicted at this time, such as the ongoing severity and transmission rate of the virus, the extent and effectiveness of vaccine programs and other containment actions, the duration of social distancing, office closure and other restrictions on businesses and society at large, and the specific impact of these and other factors on LiveVox’s business, employees, customers and partners. While the COVID- 19 pandemic has caused operational difficulties, and may continue to create unprecedented challenges, it has not thus far had a substantial net impact on the Company’s liquidity position. While the Company believes additional financing is available from its parent company, Golden Gate Capital, and will continue to be available to support current levels of operations, the Company believes it has sufficient financial resources for at least the next 12 months from the date of this report.

g)	Debt Discount and Issuance Costs

The Company’s debt issuance costs and debt discount are recorded as a direct reduction of the carrying amount of the debt liability and are amortized to interest expense over the contractual term of the term loan.

h)	Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents are stated at fair value. The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. The Company limits its credit risk associated with the cash and cash equivalents by placing investments with banks it believes are highly credit worthy. The Company has exposure to credit risk to the extent cash balances exceed amounts covered by Federal deposit insurance. At March 31, 2021 and December 31, 2020, the Company had no cash equivalents. Cash consists of bank deposits. Restricted cash consists entirely of amounts held back from stockholders of the Company’s acquired businesses for indemnifications of outstanding liabilities. Such amounts are retained temporarily for a period of 19.5 months and then remitted to the applicable stockholders; net of fees paid for indemnification liabilities. Since restricted cash amounts represent funds held for others, there is also a corresponding liability account. As of March 31, 2021, the Company has identified $0.1 million as restricted cash as management’s intention is to use this cash for the specific purpose of fulfilling the obligations associated with the holdback amount from recent acquisitions. As of December 31, 2020, the Company had $1.5 million in restricted cash.

i)	Accounts Receivable

Trade accounts receivable are stated net of any write-offs and the allowance for doubtful accounts, at the amount the Company expects to collect. The Company performs ongoing credit evaluations of its customers and generally does not require collateral unless a customer has previously defaulted. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: aging of the account receivable, customer creditworthiness, past transaction history with the customer, current economic and industry trends, and changes in customer payment trends. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. At March 31, 2021 and December 31, 2020, the allowance for doubtful accounts was $1.3 million for both periods. Accounts receivable are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. Recoveries of accounts receivable previously written off are recorded as income when received. There were no accounts receivable recoveries during the three months ended March 31, 2021 and 2020. Bad debt expense recorded for the three months ended March 31, 2021 and 2020 was $0 and $0.6 million, respectively. There was no accounts written off for the three months ended March 31, 2021. Accounts written off for the three months ended March 31, 2020 was $0.

j)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs, including planned major maintenance activities, are charged to expense as incurred. When assets are retired or disposed, the asset’s original cost and related accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive loss. Amortization expense on capitalized software is included in depreciation expense. Depreciation of leasehold improvements is recorded over the shorter of the estimated useful life of the leasehold improvement or lease terms that are reasonably assured.

Depreciation of property and equipment is provided using the straight-line method based on the following estimated useful lives:

Years
Computer equipment	3 - 5
Computer software	3
Furniture and fixtures	5 - 10
Leasehold improvements	5
Website development	2

k)	Identified Intangible Assets

On March 21, 2014, LiveVox, Inc. and subsidiaries were acquired by LiveVox Holdings, Inc. On October 16, 2019, the Company acquired the rights to certain assets of Teckst Inc. On December 16, 2019, the Company acquired the rights to Speech IQ, LLC. On February 5, 2021, the Company completed its asset acquisition of BusinessPhone. The acquisitions resulted in identified marketing-based, technology-based, customer-based, trademark-based and workforce-based intangible assets. The fair value of the identified assets was determined as of the date of the acquisition by management with the assistance of an independent valuation firm. The identified intangible assets are being amortized using the straight-line method based on the following estimated useful lives:

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

Years
Marketing-based	7
Technology-based	4 - 10
Customer-based	7 - 16
Trademark-based	4
Workforce-based	10

l)	Goodwill

Goodwill represents the excess of the purchase price of acquired business over the fair value of the underlying net tangible and intangible assets. Through the year ended December 31, 2019, the Company performed its annual impairment review of goodwill at December 31, and when a triggering event occurs between annual impairment tests. In anticipation of the reporting requirements in connection with being a public company, the Company changed the date of its annual goodwill impairment test to October 1, effective for the year 2020.

During the three months ended March 31, 2021 and 2020, no triggering events have occurred that would require an impairment review of goodwill outside of the required annual impairment review. Refer to Note 6 for more information.

In testing for goodwill impairment, the Company first assesses qualitative factors. If based on the qualitative assessment, it is determined that it is more likely than not that the fair value of the Company’s single reporting unit is less than its carrying amount, including goodwill, the Company will perform the quantitative impairment test in accordance with Accounting Standards Codification (“ASC”) 350-20-35, as amended by Accounting Standards Update (“ASU”) 2017-04, to determine if the fair value of the reporting unit exceeds its carrying amount. If the fair value is determined to be less than the carrying value, an impairment charge is recorded for the amount by which the reporting unit’s carrying amount exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit. No impairment charges were recorded during the three months ended March 31, 2021 and 2020.

m)	Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset and long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value. No impairment loss was recognized during the three months ended March 31, 2021 and 2020.

n)	Amounts Due to Related Parties

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its stockholders and affiliates. Refer to Note 11 for more information.

o)	Concentration of Risk

Customer Concentration

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. Risks associated with cash are mitigated using what the Company considers creditworthy institutions. The Company performs ongoing credit evaluations of its customers’ financial condition. Substantially all of the Company’s assets are in the United States. The Company’s customers are primarily in the receivables management, tele-sales and customer care industries.

During three months ended March 31, 2021, substantially all the Company’s revenue was generated in the United States. For the three months ended March 31, 2021 and 2020, the Company did not have any customers that individually represented 10% or more of the Company’s total revenue or whose accounts receivable balance at March 31, 2021 and December 31, 2020 individually represented 10% or more of the Company’s total accounts receivable.

Supplier Concentration

The Company relies on third parties for telecommunication, bandwidth, and co-location services that are included in cost of revenue.

As of March 31, 2021, three vendors accounted for approximately 47% of the Company’s total accounts payable. No other single vendor exceeded 10% of the Company’s accounts payable at March 31, 2021. At December 31, 2020, two vendors accounted for approximately 55% of the Company’s accounts payable. No other single vendor exceeded 10% of the Company’s accounts payable at December 31, 2020. The Company believes there could be a material impact on future operating results should a relationship with an existing supplier cease.

p)	Revenue Recognition

The Company recognizes revenue in accordance with U.S. GAAP, pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers.

The Company derives substantially all of its revenues by providing cloud-based contact center voice products under a usage-based model, with prices calculated on a per-call or, per-seat, more typically, a per-minute basis and contracted minimum usage in accordance with the terms of the underlying agreements. Other immaterial ancillary revenues are derived from call recording, local caller identification packages, performance/speech analytics, text messaging services and professional services billed monthly on primarily usage-based fees and to a lesser extent, fixed fees. Revenues are recognized when control of these services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities based on local tax law.

We determine revenue recognition through the following steps:

a.	Identification of the contract, or contracts, with a customer;

b.	Identification of the performance obligations in the contract;

c.	Determination of the transaction price;

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

d.	Allocation of the transaction price to the performance obligations in the contract; and

e.	Recognition of revenue when, or as, the performance obligations are satisfied.

We enter into contracts that can include various combinations of services, each of which are distinct and accounted for as separate performance obligations. Our cloud-based contact center solutions typically include a promise to provide continuous access to our hosted technology platform solutions through one of our data centers. Arrangements with customers do not provide the customer with the right to take possession of the Company’s software platform at any time. Our performance obligations are satisfied over time as the customer simultaneously receives and consumes the benefits as we perform our services. Our contracts typically range from annual to three-year agreements with payment terms of net 10-60 days. As the services provided by the Company are generally billed monthly there is not a significant financing component in the Company’s arrangements.

The Company’s arrangements typically include monthly minimum usage commitments and specify the rate at which the customer must pay for actual usage above the monthly minimum. Additional usage in excess of contractual minimum commitments are deemed to be specific to the month that the usage occurs, since the minimum usage commitments reset at the beginning of each month. We have determined these arrangements meet the variable consideration allocation exception and therefore, we recognize contractual monthly commitments and any overages as revenue in the month they are earned.

The Company has service-level agreements with customers warranting defined levels of uptime reliability and performance. Customers may receive credits or refunds if the Company fails to meet such levels. If the services do not meet certain criteria, fees are subject to adjustment or refund representing a form of variable consideration. The Company records reductions to revenue for these estimated customer credits at the time the related revenue is recognized. These customer credits are estimated based on current and historical customer trends, and communications with its customers. Such customer credits have not been significant to date.

For contracts with multiple performance obligations, we allocate the contract price to each performance obligation based on its relative standalone selling price (“SSP”). We generally determine SSP based on the prices charged to customers. In instances where SSP is not directly observable, such as when we do not sell the service separately, we determine the SSP using information that generally includes market conditions or other observable inputs.

Professional services for configuration, system integration, optimization or education are billed on a fixed-price or on a time and material basis and are performed by the Company directly or, alternatively, customers may also choose to perform these services themselves or engage their own third-party service providers. Professional services revenue, which represents less than 1% of revenue, is recognized over time as the services are rendered.

Deferred revenues represent billings or payments received in advance of revenue recognition and are recognized upon transfer of control. Balances consist primarily of annual or multi-year minimum usage agreements not yet provided as of the balance sheet date. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as deferred revenues, current in the consolidated balance sheets, with the remainder recorded as deferred revenue, net of current in the Company’s consolidated balance sheets.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

q)	Costs to Obtain Customer Contracts (Deferred Sales Commissions)

Sales commissions are paid for initial contracts and expansions of existing customer contracts. Sales commissions and related expenses are considered incremental and recoverable costs of acquiring customer contracts. These costs are capitalized and amortized on a straight-line basis over the anticipated period of benefit, which the Company has estimated to be five years. The Company determined the period of benefit by taking into consideration the length of the Company’s customer contracts, the customer attrition rate, the life of the technology provided and other factors. Amortization expense is recorded in sales and marketing expense within the Company’s consolidated statements of operations and comprehensive loss. Amortization expense for the three months ended March 31, 2021 and 2020 was approximately $0.4 million and $0.3 million, respectively. No impairment loss was recognized during the three months ended March 31, 2021 and 2020.

r)	Advertising

The Company expenses non-direct response advertising costs as they are incurred. There were no advertising costs capitalized during the three months ended March 31, 2021 and 2020. Advertising expense for the three months ended March 31, 2021 and 2020 was approximately $0.1 million for both periods. Advertising expense is included under sales and marketing expenses in the accompanying consolidated statements of operations and comprehensive loss.

s)	Research and Development Costs

Research and development costs, not related to the development of internal use software, are charged to operations as incurred. Research and development expenses primarily include payroll and employee benefit, consulting services, travel related, and software and support costs.

t)	Software Development Costs

The Company capitalizes costs of materials, consultants, payroll, and payroll-related costs of employees incurred in developing internal-use software after certain capitalization criteria are met and includes these costs in computer software. Refer to Note 5 for additional information. Software development costs are expensed as incurred until preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. To date, all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations and comprehensive loss. There were no capitalized software development costs related to internal-use software during the three months ended March 31, 2021 and 2020.

u)	Income Taxes

Deferred Taxes

The Company accounts for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences arising from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will be paid or refunds received, as provided for under currently enacted tax law. A valuation allowance is provided for

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

deferred tax assets that, based on available evidence, is not expected to be realized. The Company recognized the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Uncertain Tax Positions

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. The Company does not believe its consolidated financial statements include any uncertain tax positions. It is the Company’s policy to recognize interest and penalties accrued on any unrecognized tax benefit as a component of income tax expense.

Enactment of the Tax Cuts and Jobs Act in 2017 subjects a U.S. shareholder to current tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. Under U.S. GAAP, an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI resulting from those items in the year of the GILTI inclusion (i.e., as a period expense). The Company has elected to recognize the tax on GILTI as a period expense in the period of inclusion. As such, no deferred taxes are recorded on the Company’s temporary differences that might reverse as GILTI in future years.

v)	Employee and Non-Employee Incentive Plans

During 2014, the Company established two bonus incentive plans, the Value Creation Incentive Plan (which we refer to as the “VCIP”) and the Option-based Incentive Plan (which we refer to as the “OBIP”), pursuant to which eligible participants will receive a predetermined bonus based on the Company’s equity value at the time of a liquidity event, if the stockholder return associated with the liquidity event exceeds certain thresholds (as defined in the VCIP and OBIP). All of the Company’s executive officers and certain other key employees are eligible to participate in the VCIP and certain other employees are eligible to participate in the OBIP. Awards under the VCIP and OBIP are subject to both time-based and performance-based vesting conditions. Awards under the VCIP and OBIP generally time vest over 5 years and performance vest upon certain liquidity event conditions, subject to continued service through the vesting dates. Under the VCIP, the value at payoff is further adjusted based on the stockholder returns resulting from the liquidity event while the OBIP has a minimum stockholder return. For a portion of each award, the liquidity event condition can be met post termination of service, as long as the time-based vesting period has been completed. The awards under the VCIP and OBIP may be settled in cash or shares, depending on the nature of the underlying liquidity event. As of March 31, 2021, the total value of the incentive plans was $57.6 million, of which $38.8 million had met the time-based vesting condition. As of December 31, 2020, the total value of the incentive plans was $21.2 million, of which $13.7 million had met the time-based vesting condition. The VCIP is structured as a percentage of shareholder returns following a liquidity event for which 15% is allocated for distribution and we have granted 9.3% as of March 31, 2021, of which 6.0% have met the time-based vesting condition. As of December 31, 2020, we have granted 9.3%, of which 5.7% have met the time-based vesting condition. The OBIP has 2.0 million potential award units and we have granted 1.8 million award units as of March 31, 2021, of which 1.5 million have met the time-based vesting condition. As of December 31, 2020, we have granted 1.8 million award units of which 1.5 million have met the time-based vesting condition. For accounting purposes, the vested awards based on time-based conditions are not reflected as issued or outstanding in the

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

accompanying consolidated statements of stockholders’ equity until the liquidity event is met. The Company also has an option to repurchase both awards at an amount deemed to be fair value for which the time-based vesting period has been completed, contingent on the employee’s termination of service. Because vesting and payment under the VCIP and OBIP is contingent upon a liquidity event, the Company will not record compensation expense until a liquidity event occurs or unless they are repurchased, in which case the Company has recorded compensation expense equal to the repurchase amount. The liability accrued for the two plans was $0.8 million as of March 31, 2021 and $0.3 million as of December 31, 2020 for the awards deemed probable of repurchase. The Company remeasures the awards’ fair value at each reporting period. These awards are reflected as Level 3 in the fair value table.

The fair value used by the Company has historically been determined by the LiveVox board of directors with assistance of management. The LiveVox board of directors has determined the fair value at each reporting period by considering a number of objective and subjective factors including important developments in the Company’s operations, valuations performed by an independent third party, actual results and financial performance, the conditions in the CCaaS industry and the economy in general, volatility of comparable public companies, among other factors.

During 2019, the LiveVox board of directors approved a one-time management liquidity program, in which certain executives with time-based vested VCIP awards were liquidated and paid out in cash. The Company has recorded this event as compensation expense within cost of revenue and operating expenses within the consolidated financial statements for the year ended December 31, 2019 in the amount of $8.7 million, of which $4.3 million is recorded in accrued bonuses and was paid out in fiscal 2020.

On October 31, 2020, the Company amended the VCIP and OBIP to expand the definition of a liquidity event to include a transaction where the Company merges with a special purpose acquisition company (which we refer to as a “SPAC”). In the event the Company merges with a SPAC, the vested VCIPs and OBIPs can be settled in cash, shares of the SPAC or a combination of both, at the sole discretion of the Company.

During the first quarter of 2020, the Company repurchased in cash $0.2 million of time-based vested OBIPs and VCIPs from terminated employees at an amount deemed to be fair value. These transactions were recorded within the Company’s consolidated financial statements within cost of revenue and operating expenses as compensation expense for the three months ended March 31, 2020. There were no compensation expenses related to repurchases in the three months ended March 31, 2021.

During 2019, LiveVox TopCo established a Management Incentive Unit program whereby the LiveVox board of directors has the power and discretion to approve the issuance of Class B Units that represent management incentive units (which we call “Management Incentive Units” or “MIU” or the “Units”) to any manager, director, employee, officer or consultant of the Company or its Subsidiaries. Vesting begins on the date of issuance, and the Management Incentive Units vest ratably over five years with 20% of the Management Incentive Units vesting on the first anniversary of a specified vesting commencement date, and then quarterly thereafter, subject to the grantee’s continued employment with the Company on the applicable vesting date. Vesting of the Management Incentive Units will accelerate upon consummation of a “sale of the company”, which is defined by the LiveVox TopCo limited liability company agreement as (i) the sale or transfer of all or substantially all of the assets of

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

LiveVox TopCo on a consolidated basis or (ii) any direct or indirect sale or transfer of a majority of interests in LiveVox TopCo and its subsidiaries on a consolidated basis, as a result of any party other than certain affiliates of Golden Gate Capital obtaining voting power to elect the majority of LiveVox TopCo’s governing body. Since the aforementioned SPAC does not meet the limited liability company agreement’s definition of a sale, it would not cause acceleration in vesting of the unvested Units and the Units will continue to vest based on the service condition.

If a Management Incentive Unit holder terminates employment, any vested Management Incentive Units as of the termination date will be subject to a repurchase option held by LiveVox TopCo or funds affiliated with Golden Gate Capital. The option to repurchase can be exercised for one year beginning on the latter of (a) the Management Incentive Unit holder’s termination date and (b) the 181st day following the initial acquisition of the Management Incentive Units by the Management Incentive Unit holder. The repurchased Management Incentive Units will be valued at fair market value as of the date that is 30 days prior to the date of the repurchase. However, if the fair market value is less than or equal to the participation threshold of the vested Management Incentive Units, the Management Incentive Units may be repurchased for no consideration.

On December 19, 2019, 3,518,096 Class B Units were issued to twelve recipients. The Company records compensation expense for the issued and outstanding Units based on the service condition reduced for actual forfeited Units. The Company recognizes compensation expense on a straight-line basis over the requisite service period of five years. Stock-based compensation for Management Incentive Units is measured based on the grant date fair value of the award. See Note 13 for further detail about compensation expenses related to Management Incentive Units.

w)	Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

x)	Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which clarifies the accounting for implementation costs in cloud computing arrangements. The guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company adopted ASU 2018-15 on January 1, 2021 and it did not have a material impact on the Company’s consolidated financial position, operating results or cash flows.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

y)	Recently Issued Accounting Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which clarifies that receivables arising from operating leases are not within the scope of Topic 326, Financial Instruments—Credit Losses. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. In April 2019, the FASB issued ASU No. 2019- 04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which clarifies treatment of certain credit losses. In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief, which permits an entity, upon adoption of ASU 2016-13, to irrevocably elect the fair value option (on an instrument-by-instrument basis) for eligible financial assets measured at amortized cost basis. In November 2019, the FASB issued ASU No. 2019- 11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which included various narrow-scope improvements and clarifications. In November 2019, FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). The guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, for annual reporting periods beginning after December 15, 2022 and interim periods within those fiscal years. The Company will adopt this standard effective January 1, 2023. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

ASU No. 2019-12, Income Taxes (Topic 740)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments and interim-period accounting for enacted changes in tax law. The guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company will adopt this standard effective January 1, 2022. The Company is currently evaluating the impact this pronouncement will have on its consolidated financial statements.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

3.	Merger Agreement

On January 13, 2021 the Company signed a Merger Agreement contemplating a merger with Crescent Acquisition Corp (“Crescent”), a publicly traded special purpose acquisition company. The consummation of the merger is expected to result in the Company becoming a publicly traded company. The transaction has been unanimously approved by the Board of Directors of Crescent, as well as the Board of Directors of LiveVox. The Company expects this transaction to close in the second quarter of 2021, subject to the satisfaction of customary closing conditions, including the approval of the shareholders of Crescent.

See Note 22 for additional information regarding the completion of the merger.

4.	Revenue

Contract Balance

The following table provides information about accounts receivable, net, and contract liabilities from contracts with customers. The Company did not have any contract assets as of March 31, 2021 or December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Accounts receivable, net	$14,610	$13,817
Contract liabilities, current (deferred revenue)	975	1,140
Contract liabilities, non-current (deferred revenue)	194	237

Changes in the contract liabilities balances are as follows (in thousands):

	March 31, 2021	December 31, 2020	$ Change
Contract liabilities (deferred revenue)	$1,169	$1,377	$(208)

The increase in deferred revenue was due to billings in advance of performance obligations being satisfied, net of revenue recognized for services rendered during the period. Revenue of $0.6 million was recognized during the three months ended March 31, 2021 which were included in the deferred revenue balance at the beginning of the period.

Remaining Performance Obligations

The Company’s contract terms typically range from one to three years. Revenue as of March 31, 2021 that has not yet been recognized was approximately $97.5 million and represents the contracted minimum usage commitments and does not include an estimate of additional usage in excess of contractual minimum commitments. The Company expects to recognize revenue on the remaining performance obligations over the next 45 months.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

5.	Property and Equipment

Property and equipment consisted of the following at March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Computer software	$1,253	$1,226
Computer equipment	8,151	7,965
Furniture and fixtures	1,171	1,152
Leasehold improvements	1,067	1,064

Total	11,642	11,407
Less accumulated depreciation and amortization	(8,362)	(7,902)

Property and equipment, net	$3,280	$3,505

Depreciation and amortization expense for property and equipment for the three months ended March 31, 2021 and 2020 totaled $0.5 million for both periods. Amortization of computer software charged to operations for the three months ended March 31, 2021 was $0.1 million, and is included in depreciation expense. Amortization of computer software charged to operations for the three months ended March 31, 2020 was immaterial.

6.	Goodwill and Identified Intangible Assets

Goodwill

Goodwill was recorded as a result of the acquisition of the Company in 2014 by funds affiliated with Golden Gate Capital and the acquisitions made by the Company in 2019 for Teckst Inc. and SpeechIQ LLC.

Subsequent to the annual impairment test completed during the fourth quarter of 2020, the Company believes there have been no significant events or circumstances negatively affecting the valuation of goodwill. For the three months ended March 31, 2021 and 2020, there was no impairment to the carrying value of the Company’s goodwill.

The change in the carrying amount of goodwill for the three months ended March 31, 2021 and the year ended 2020, is as follows (in thousands):

	March 31, 2021	December 31, 2020
Balance, beginning of the year	$47,481	$47,461
Addition	—	20

Balance, end of period	$47,481	$47,481

Identified Intangible Assets

Intangible assets were acquired in connection with the Company’s acquisition from Golden Gate Capital, Teckst Inc., SpeechIQ LLC and BusinessPhone in March 2014, October 2019, December 2019, and February 2021, respectively.

For the three months ended March 31, 2021 and 2020, amortization expense related to the Company’s identified intangible assets was $1.1 million and $1.0 million, respectively. On the face of the consolidated statements of operations and comprehensive loss amortization of technology-based intangible assets is included within cost of revenue, the amortization of marketing-based and customer-based intangible assets are included within sales and marketing expense, and the amortization of the acquired workforce is included within cost of revenue and research and development.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

Identified intangible assets consisted of the following at March 31, 2021 (in thousands):

	Cost	Accumulated Amortization	Carrying Amount	Weighted Average Remaining Life (In Years)
Marketing-based	$1,400	$(1,197)	$203	2.71
Technology-based	18,300	(14,089)	4,211	4.48
Customer-based	27,700	(8,949)	18,751	9.11
Workforce-based	380	(6)	374	9.85

	$47,780	$(24,241)	$23,539

Identified intangible assets consisted of the following at December 31, 2020 (in thousands):

	Cost	Accumulated Amortization	Carrying Amount	Weighted Average Remaining Life (In Years)
Marketing-based	$1,400	$(1,144)	$256	2.59
Technology-based	18,300	(13,484)	4,816	2.56
Customer-based	22,100	(8,484)	13,616	9.05

	$41,800	$(23,112)	$18,688

Future amortization of identified intangible assets at March 31, 2021 is shown below (in thousands):

As of March 31, 2021	Amount
Remaining 2021	$3,344
2022	3,479
2023	3,189
2024	2,328
2025	2,114
2026 and beyond	9,085

Total future identified intangible asset amortization	$23,539

7.	Accrued Expenses

Accrued expenses consisted of the following at March 31, 2021 and December 31, 2020 (in thousands):

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

	March 31, 2021	December 31, 2020
Accrued bonuses	$2,234	$3,602
Accrued paid time-off	2,450	2,240
Accrued commissions	1,274	1,036
Accrued contingent consideration	5,969	—
Other accrued expenses	3,662	4,789

Total accrued liabilities	$15,589	$11,667

8.	Leases

The Company has leases for offices, data centers and other computer and networking equipment that expire at various dates through 2027. The Company’s leases have remaining terms of one to seven years, and some of the leases include a Company option to extend the leases. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. As the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company has elected the practical expedient on not separating lease components from non-lease components for right-of-use assets.

The components of lease expenses were as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Operating lease cost	$468	$361

Finance lease cost:
Amortization of right-of-use assets	$114	$132
Interest on lease liabilities	7	20

Total finance lease cost	$121	$152

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

Supplemental cash flow information related to leases was as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash used in operating leases	$435	$371
Financing cash used in finance leases	150	214
Right of use assets obtained in exchange for lease obligations:
Operating leases	2,637	—
Finance leases	—	—

Supplemental balance sheet information related to leases was as follows (in thousands):

	March 31, 2021	December 31, 2020
Operating Leases
Operating lease right-of-use assets	$6,119	$3,858

Operating lease liabilities:
Operating lease liabilities—current	$1,669	$1,353
Operating lease liabilities—less current portion	4,985	3,088

Total operating lease liabilities	$6,654	$4,441

Finance Leases
Property and equipment, gross	$2,182	$2,182
Less: accumulated depreciation and amortization	(1,274)	(1,159)

Property and equipment, net	$908	$1,023

Finance lease liabilities:
Finance lease liabilities—current	$256	$392
Finance lease liabilities—less current portion	31	38

Total finance lease liabilities	$287	$430

Weighted average remaining terms were as follows:

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

	March 31, 2021	December 31, 2020
Weighted average remaining lease term
Operating Leases	4.07 years	3.64 years
Finance Leases	0.96 years	1.05 years

Weighted average discount rates were as follows:

	March 31, 2021	December 31, 2020
Weighted average discount rate
Operating Leases	7.3%	6.9%
Finance Leases	7.6%	7.6%

Maturities of lease liabilities were as follows (in thousands):

As of March 31, 2021	Operating Leases	Finance Leases
Remaining 2021	$1,557	$259
2022	2,157	28
2023	1,735	12
2024	1,023	—
2025	851	—
2026 and beyond	390	—

Total lease payments	7,713	299
Less: imputed interest	(1,059)	(12)

Total	$6,654	$287

As of March 31, 2021, the Company did not have any operating leases that had not yet commenced.

9.	Borrowings Under Term Loan and Line of Credit

At March 31, 2021 and December 31, 2020, term loan borrowings were as follows (in thousands):

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

	March 31, 2021	December 31, 2020
Total term loan obligations	$55,720	$56,044
Less current portion of term loan	$(1,800)	$(1,440)

Long-term term loan obligations	$53,920	$54,604

On February 28, 2018, LiveVox entered into an amendment to its term loan and revolving credit facility with PNC Bank originally dated November 7, 2016 (as so amended the “Credit Facility”) to provide for a $45.0 million term loan, a $5.0 million line of credit and a $1.5 million letter of credit sub-facility. The agreement governing the Credit Facility has a five-year term ending November 7, 2021.

The Credit Facility is collateralized by a first-priority perfected security interest in substantially all the assets of the Company and is subject to certain financial covenants before and after a covenant conversion date. Covenant conversion may be elected early by the Company if certain criteria are met, including, but not limited to meeting fixed charge coverage and liquidity ratio targets as of the most recent twelve-month period. Prior to the covenant conversion date, the Company is required to maintain minimum levels of liquidity and recurring revenue. As of the covenant conversion date, the Company is required to maintain the Fixed Charge Coverage Ratio and Leverage Ratio (as defined in the Credit Facility) measured on a quarter-end basis for the four-quarter period ending on each such date through the end of the agreement.

The Company may elect that the term and revolving loans bear interest under a base rate or a LIBOR rate definition within the Credit Facility. LIBOR interest elections are for one, two or three-month periods. Loans are termed as either a Base Rate loan or LIBOR Rate loan and can be a combination of both.

On December 16, 2019, the Company amended the Credit Facility (as amended, the “Amended Credit Facility”), increasing the term loan borrowing therein by $13.9 million to $57.6 million and amending certain terms and conditions. The Amended Credit Facility reset the minimum recurring revenue covenant and qualified cash amounts through December 31, 2021 and extended the quarterly measurement dates through September 30, 2023 and the maturity date to November 7, 2023. The Amended Credit Facility also reset the mandatory covenant commencement date of the Fixed Charge Coverage Ratio and Leverage Ratio (as defined in the Amended Credit Facility) to March 31, 2022 and reset the applicable ratio amounts. Under the Amended Credit Facility, principal on the term loan is to be repaid in quarterly installments of $0.3 million beginning on March 31, 2020 through December 31, 2020, $0.4 million on March 31, 2021 through December 31, 2021, and $0.7 million on each quarter thereafter. During the three months ended March 31, 2021 and 2020, term loan repayments made by the Company totaled $0.4 million and $0.3 million, respectively. All other terms and conditions of the original Credit Facility remain in effect.

LiveVox, Inc. will account for previously deferred original issue discount and loan fees in the amount of $0.3 million related to the November 7, 2016 Credit Agreement and First Amendment to Credit Agreement dated February 28, 2018 by amortizing and recording to interest expense over the remaining term of the amended credit agreement. Third party loan fees totaling $0.1 million associated with the $13.9 million increase of the term loan are expensed upon close of the loan, and the original issue discount of $0.3 million will be amortized over the loan term. Total unamortized loan costs associated with the term loan totaled $0.4 million and $0.4 million at March 31, 2021 and December 31, 2020, respectively and are recorded within term loan, net of current. The Company was in compliance with all debt covenants at March 31, 2021 and December 31, 2020 and was in compliance with all debt covenants as of the date of issuance of these consolidated financial

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

statements. There was no unused borrowing capacity under the term loan portion of the Amended Credit Facility at March 31, 2021 and December 31, 2020. On March 17, 2020, as a precautionary measure to ensure financial flexibility and maintain maximum liquidity in response to COVID-19 pandemic, LiveVox drew down approximately $4.7 million under the revolving portion of the Amended Credit Facility.

Aggregate principal maturities of the term loan as of March 31, 2021 was as follows (in thousands):

As of March 31, 2021	Amount to Mature
Remaining 2021	$1,080
2022	2,880
2023	52,134

Total	$56,094

The net carrying amount of the liability component of the term loan was as follows (in thousands):

	March 31, 2021	December 31, 2020
Principal	$56,094	$56,454
Unamortized issuance costs	(374)	(410)

Net carrying amount	$55,720	$56,044

10.	Letters of Credit

On November 8, 2016, the Company established an irrevocable letter of credit in the amount of $0.3 million using a sub-facility under the Credit Facility, to serve as a security deposit for the Company’s San Francisco office. The letter of credit automatically extends for one-year periods from the expiration date, September 10, 2017, unless written notice is presented to the beneficiary at least sixty (60) days prior to the expiration date. During 2017, the Company expanded its San Francisco office with lease terms that required an additional $0.1 million deposit. On April 26, 2017, the Company’s irrevocable letter of credit was amended, increasing the total amount to $0.5 million and providing for decreases in the letter of credit as specified in the lease, in the amount of $0.1 million on each of the following dates: February 1, 2019, February 3, 2020, February 1, 2021 and February 1, 2022. All other terms and conditions remained the same.

11.	Related Party Transactions

The Company pays quarterly management fees plus reimbursement of expenses incurred on behalf of the Company to funds affiliated with Golden Gate Capital, its majority shareholder. During the three months ended March 31, 2021, management fees and expense reimbursements totaled $0.1 million and $0, respectively. As of March 31, 2021, the unpaid balance was $0. During the three months ended March 31, 2020, management fees and expense reimbursements totaled $0.1 million and $0, respectively. As of March 31, 2020, the unpaid balance was $0.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

The Company pays monthly board of director fees plus reimbursement of expenses incurred on behalf of the Company to two members of the Company’s board of directors. During the three months ended March 31, 2021, board of director fees and expense reimbursements totaled $0.1 million and $0, respectively. As of March 31, 2021, the unpaid balance of board of director fees due to related parties was $0. During the three months ended March 31, 2020, board of director fees and expense reimbursements totaled $0.1 million and $0, respectively. As of March 31, 2020, the unpaid balance of board of director fees due to related parties was $0. No related party accounts receivable were outstanding as of March 31, 2021 and December 31, 2020.

12.	Stockholders’ Equity

At March 31, 2021 and December 31, 2020, the Company had authorized 1,000 shares of $0.01 par value common stock, of which 1,000 shares were issued and outstanding. There is no preferred stock issued and outstanding as of March 31, 2021 and December 31, 2020. The cumulative translation adjustment and accumulated deficit is included in stockholders’ equity.

At March 31, 2021 and December 31, 2020, the cumulative translation adjustment totaled $0.2 million and $0.2 million, respectively. The Company’s accumulated deficit totaled $29.0 million and $24.8 million at March 31, 2021 and December 31, 2020, respectively.

13.	Stock-Based Compensation

Stock-based compensation expenses related to Management Incentive Units for the three months ended March 31, 2021 and 2020 were as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$15	$16
Research and development	28	32
Sales and marketing	68	77
General and administrative	28	32

Total stock-based compensation	$139	$157

As of March 31, 2021, unrecognized stock-based compensation expense by award type and their expected weighted-average recognition periods are summarized in the following table (in thousands):

MIU
Unrecognized stock-based compensation expense	$2,084
Weighted-average amortization period	3.75 years

The Company estimates the fair value of each Management Incentive Unit on the date of grant using a Monte Carlo simulation and using the assumptions disclosed in the table below. The holding period is the expected period until a major liquidity event is expected to occur. The expected volatility assumption is based on the historical volatility of a peer group of publicly traded companies. The discount for lack of marketability is driven by (i) the assumed participation threshold as outlined in Management Incentive Units Agreements and (ii) the assumed holding period of two years. The risk-free rate for the expected term of the awards is based on U.S. Treasury zero-coupon issues at the time of grant.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

The weighted average assumptions used to value Management Incentive Units during the periods presented are as follows:

	March 31, 2021	December 31, 2020
Holding period	2.0	2.0
Volatility	45.0%	45.0%
Discount for lack of marketability	28.0%	28.0%
Risk-free rate	1.6%	1.6%

Management Incentive Units activities for the three months ended March 31, 2021 are summarized as follows:

	Number of Shares	Weighted Average Grant Date Fair Value	Holing Period (in years)
Balance at December 31, 2020	3,518,096	0.79	2
Granted	—	—	—
Vested	(703,619)	0.79	2
Forfeited	—	—	—

Balance at March 31, 2021	2,814,477	$0.79	2

14.	Analysis of the Change in Cumulative Foreign Currency Translation Adjustments

Accumulated other comprehensive loss represents foreign currency translation items associated with the Company’s foreign operations. Following is an analysis of the changes in the cumulative foreign currency translation adjustment account, net of applicable taxes (in thousands):

Amount
Accumulated other comprehensive loss—December 31, 2019	$(218)
Foreign currency translation adjustment	(105)

Accumulated other comprehensive loss—March 31, 2020	(323)

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

Amount
Accumulated other comprehensive loss—December 31, 2020	(206)
Foreign currency translation adjustment	39

Accumulated other comprehensive loss—March 31, 2021	$(167)

15.	Geographic Information

Disaggregation of Revenue

The following table disaggregates the Company’s revenue by geographic area for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
United States	$26,430	$25,148
Americas (excluding United States)	651	460
Asia	842	881
Europe	22	30

Total revenue	$27,945	$26,519

Property and Equipment

The following table summarizes total property and equipment, net in the respective locations (in thousands):

	March 31, 2021	December 31, 2020
United States	$2,943	$3,174
Americas (excluding United States)	206	192
Asia	131	139

Property & equipment, net	$3,280	$3,505

The geographical location of the Company’s customers effects the nature, amount, timing and uncertainty of revenue and cash flows due to the potential for unfavorable and uncertain regulatory, political, economic and tax conditions. These uncertainties can impact the amount of revenues recognized through price adjustments and uncertainty of cash flows that may arise due to local regulations.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

16.	Acquisitions

BusinessPhone Asset Acquisition

On February 5, 2021, the Company entered into a Unit Purchase Agreement (the “Acquisition Agreement”) with the shareholders of Engage Holdings, LLC (d/b/a “BusinessPhone.com”), a reseller of enterprise-grade Cloud Contact Center and Voice Over Internet Protocol (“VOIP”) telephony solutions, for the purchase of the entire share capital of BusinessPhone. The total consideration transferred is contingent upon the Company’s earnout revenue set forth in the Acquisition Agreement, up to a maximum cash consideration of $7.0 million that is due by September 2021. Before the acquisition, BusinessPhone has been owned by IQ Ventures, which sold SpeechIQ LLC to LiveVox on December 16, 2019. In connection with the acquisition of BusinessPhone, the $1.1 million holdback related to the acquisition of SpeechIQ LLC was released, net of holdback adjustments. We completed this acquisition primarily to obtain access to BusinessPhone’s knowledge and Unified Communications as a Service expertise.

In accordance with ASC 805, Business Combinations, we determined that substantially all of fair value of the gross assets acquired was concentrated in a single identifiable asset, which was customer relationship. Accordingly, the acquired set of assets and activities did not meet the definition of a business. As a result, we accounted for the acquisition of BusinessPhone as an asset acquisition as opposed to a business combination and allocated the cost of asset acquisition, including transaction costs, to identifiable assets acquired and liabilities assumed based on a relative fair value basis.

As of the acquisition date, the total cost of the asset acquisition amounted to $7.0 million, of which $6.0 million of contingent consideration was not paid to BusinessPhone’s shareholders. The Company determined that the contingent consideration was not subject to derivative accounting. As a result, we allocated the excess fair value of the net assets acquired over the initial consideration transferred to the identifiable net assets (excluding non-qualifying assets) based on their relative fair values on the acquisition date. The fair value of identifiable intangible assets acquired was based on estimates and assumptions made by management using the income, market and cost approaches. The following tables present the total cost of the asset acquisition and the allocation to the assets acquired and liabilities assumed based upon their relative fair value at the acquisition date (in thousands):

Amount
Cost of the asset acquisition
Base purchase price	$750
Contingent consideration	5,969
Direct transaction costs	284

Total cost of the asset acquisition	$7,003

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

Amount
Assets acquired
Cash and cash equivalents	$784
Restricted cash	826
Accounts receivable, net	696
Deposits and other	78
Property and equipment, net	76
Intangible assets, net:
Customer relationship	5,600
Acquired workforce	380

Total assets acquired	8,440

Liabilities assumed
Accounts payable	439
Accrued expenses and other	182
Short-term debt	816

Total liabilities assumed	1,437

Net identifiable assets acquired	$7,003

The identified intangible assets acquired as part of this asset acquisition were customer relationship and acquired workforce at their allocated cost of $5.6 million and $0.4 million, respectively with their estimated useful lives of 10 years and 10 years, respectively. Intangible asset is amortized on a straight-line basis.

We determined that as of March 31, 2021, the contingent consideration is not probable and estimable, and therefore there has been no adjustment to the amount of contingent consideration liability recognized and the cost basis of assets acquired and liabilities assumed. The Company will continue to monitor the contingent consideration at each reporting period.

17.	Income Taxes

The provision for income taxes for the three months ended March 31, 2021 and 2020 was approximately $0 and $0.1 million, respectively. The provision for income taxes for the three months ended March 31, 2021 and 2020 consisted primarily of foreign and state income taxes.

The effective tax rates for the three months ended March 31, 2021 and 2020 were (0.92)% and (19.35)%, respectively. The difference between the Company’s effective tax rates for three months ended March 31, 2021 and 2020 and the U.S. statutory tax rate of 21.00% was primarily due to a full valuation allowance related to the company’s net deferred tax assets.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

At March 31, 2021, the Company had available federal and combined state net operating loss carry forwards which may offset future taxable income of $35.8 million and $73.8 million, respectively, with varying expirations from 2024 through 2041. In addition, the Company has federal net operating loss carryforwards at March 31, 2021, of $12.3 million that do not expire. The realization of tax benefits of deferred tax assets is dependent upon future levels of taxable income, of an appropriate character, in the periods the items are expected to be deductible or taxable. There were insufficient federal and state deferred tax liabilities to offset the federal and state deferred tax assets at March 31, 2021 and December 31, 2020; therefore, based on this and other available evidence, the Company does not believe it is more likely than not that the net federal and state deferred tax assets of LiveVox will be fully realized. Accordingly, the Company has recorded valuation allowances in the amounts of $10.9 million and $7.4 million as of March 31, 2021 and December 31, 2020, respectively. The Company intends to maintain the remaining valuation allowance until sufficient positive evidence exists to support a reversal of, or decrease in, the valuation allowance.

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, India and Colombia. The tax returns are subject to statutes of limitations that vary by jurisdiction. At March 31, 2021, the Company remains subject to income tax examinations in the U.S. for tax years 2017 through 2020, and in various states for tax years 2016 through 2020. However, due to the Company’s net operating loss carry forwards in various jurisdictions, tax authorities have the ability to adjust carry forwards related to closed years.

18.	Retirement Benefit Plan

The Company amended its existing 401(k) plan (the “Plan”) effective on July 1, 2018. The amended Plan covers eligible employees immediately upon employment with the Company. Participants may contribute up to a maximum percentage of their annual compensation to the Plan as determined by the Company limited to the maximum annual amount set by the Internal Revenue Service. The Plan provides for traditional tax-deferred and Roth 401(k) contribution options. Prior to the Plan amendment, the Company did not provide a matching contribution. The Company began matching fifty percent of the employee contribution up to a maximum of two-hundred dollars per pay period, limited to twenty-four hundred dollars annually, upon adoption of the Plan. One hundred percent of the employer match vests immediately. The Company made matching contributions totaling $0.2 million and $0.2 million during the three months ended March 31, 2021 and 2020, respectively.

19.	Fair Value Measurement

An asset and liability classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation techniques used maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Three levels of inputs may be used to measure fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Includes other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs that are supported by little or no market activity.

The Company’s OBIP and VCIP accrued liability for awards deemed probable of repurchase is measured at fair value on a recurring basis and is classified as Level 3 within the fair value hierarchy. There were no other assets or liabilities measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and there were no gains or losses recognized during the three months ended March 31, 2021 and 2020.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

The following table sets forth the fair value of the Company’s assets and liabilities at March 31, 2021 (in thousands):

	Level 1	Level 2	Level 3	Totals
Cash and cash equivalents	$14,171	$—	$—	$14,171
Restricted cash	100	—	—	100

Total assets	$14,271	$—	$—	$14,271

Term loan	—	55,720	—	55,720
Finance lease obligations	—	287	—	287
OBIP/VCIP liability	—	—	790	790
Asset acquisition contingent consideration liability	—	—	5,969	5,969

Total liabilities	$—	$56,007	$6,759	$62,766

The following table sets forth the fair value of the Company’s assets and liabilities at December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3	Totals
Cash and cash equivalents	$18,098	$—	$—	$18,098
Restricted cash	1,468	—	—	1,468

Total assets	$19,566	$—	$—	$19,566

Term loan	—	56,044	—	56,044
Finance lease obligations	—	430	—	430
OBIP/VCIP liability	—	—	286	286

Total liabilities	$—	$56,474	$286	$56,760

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available.

As of March 31, 2021 and December 31, 2020, the fair value of the term loan and finance lease obligations approximated their carrying value. The fair value was determined based on observable inputs on the price of the term loan in the market and has been classified as Level 2 of the fair value hierarchy. The Company’s OBIP and VCIP accrued liability for awards deemed probable of repurchase is measured at fair value on a recurring basis and is classified as Level 3 within the fair value hierarchy. The Company’s asset acquisition contingent consideration liability is classified as Level 3 within the fair value hierarchy for which fair value is measured on the acquisition date using Monte Carlo simulation based on various inputs, including projected revenue during the earn-out period, revenue volatility, and discount rate.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

The changes in fair value of the Level 3 liabilities are as follows (amounts in thousands):

	March 31, 2021	December 31, 2020
Balance, beginning of the year	$286	$286
Accrued liability	6,473	—
Payments	—	—

Balance, end of period	$6,759	$286

20.	Basic and diluted loss per share

Basic net loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period, and excludes any dilutive effects of employee stock-based awards. Diluted net loss per share is computed giving effect to all potentially dilutive shares of common stock, including common stock issuable upon vesting of stock-based payment awards. For the three months ended March 31, 2021 and 2020, the Company did not have any dilutive shares.

The computation of loss per share and weighted average shares of the Company’s common stock outstanding for the three months ended March 31, 2021 and 2020 are as follows (in thousands, except per share data):

	Three Months Ended March 31,
	2021	2020
Numerator:
Loss attributable to common stockholders—basic and diluted	$(4,175)	$(553)
Denominator:
Weighted average shares outstanding—basic and diluted	1	1
Loss per share:
Basic and diluted	$(4,175)	$(553)

The VCIP and OBIP awards are not included in weighted average shares outstanding for basic and diluted loss per share as they represent contingently issuable shares and the conditions were not met at the end of the periods. Class B units are not considered participating securities as they do not participate in dividends by LiveVox Holdings, Inc. to LiveVox TopCo, LLC (i.e., the parent entity that issued Class B Units) and therefore, would not be included in the calculation of both the basic or diluted loss per share.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Unaudited)

21.	Commitments and Contingencies

Commitments

As of March 31, 2021 and December 31, 2020, $56.1 million and $56.5 million of the term loan principal was outstanding, respectively. The term loan is due November 7, 2023. See Note 9 for more information.

Contingencies

The Company is subject to the possibility of various gain or loss contingencies arising in the ordinary course of business that will ultimately be resolved depending on future events. The Company considers the likelihood of loss or impairment of an asset, or the incurrence of a liability, as well as the ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when information available prior to issuance of the consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financial statements, and the amount or range of loss can be reasonably estimated. Legal costs are expensed as incurred. Gain contingencies are not recognized until they’re realized or realizable.

Indemnification Agreements

The Company has entered into indemnification agreements with our directors, officers and certain employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. There are no claims that we are aware of that could have a material effect on our consolidated balance sheets, consolidated statements of operations and comprehensive loss, or consolidated statements of cash flows.

Litigation and Claims

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, investigations, and litigation.

The Company is engaged in four collection actions against former customers who defaulted in their contractual obligations. Three of those customers have filed counterclaims against LiveVox, also alleging breach of contract. LiveVox is vigorously defending against these counterclaims while pursuing its own claims and believes that the counterclaims are without merit. The Company does not expect that any of the three cases will have a material adverse effect on its business operations or financial position. As of the date of issuance of these consolidated financial statements, a potential loss as a result of the aforementioned cases is neither probable nor estimable.

22.	Subsequent Events

Lease Agreement

On April 5, 2021, the Company entered into a new lease to rent approximately 808 square meters for the 17th and 18th floor of office space located in Medellin, Colombia. The lease is for 5 years, beginning on April 5, 2021, with no options to renew. Base rent is approximately 48,500,400 Colombian Pesos per month for the first 12 months of the lease, with the rate increasing based on the Consumer Price Index on each anniversary of the lease. The Company is responsible for paying its share of building and common area expenses. The Company is granted a rent grace period of 2 months and 25 days.

Business Combination

On June 16, 2021, the shareholders of Crescent Acquisition Corp (“Crescent”) approved the Merger Agreement discussed in Note 3, by and among LiveVox, Crescent, Function Acquisition I Corp (“First Merger Sub”), Function Acquisition II LLC (“Second Merger Sub”) and certain other parties thereto, pursuant to which (i) First Merger Sub merged with and into LiveVox, with LiveVox continuing as the surviving corporation (the “Surviving Corporation”) and becoming a direct, wholly owned subsidiary of Crescent as a consequence (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into Second Merger Sub with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

On June 18, 2021, LiveVox and Crescent consummated the Business Combination. Following the closing, the combined company began operating as LiveVox Holdings, Inc. and its Class A common stock, units and warrants are now listed under the symbols “LVOX,” “LVOXU” and “LVOXW,” respectively, on The Nasdaq Global Select Market beginning June 22, 2021. As a result of the Business Combination, LiveVox received approximately $123 million going to the Company’s balance sheet to accelerate growth by substantially increasing its investment in sales and marketing.

All of the effects of subsequent events that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing the consolidated financial statements, are recognized in the consolidated financial statements. Subsequent events have been evaluated through June 24, 2021, which is the date the consolidated financial statements were available to be issued.